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                                                                     Exhibit 4.4

         THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR EXEMPTION FROM REGISTRATION UNDER THE FOREGOING LAWS


                  SENIOR SECURED SUBORDINATED CONVERTIBLE NOTE



Principal Amount:    $20,000,000                               November 14, 2001

         FOR VALUE RECEIVED, Kroll Inc., an Ohio corporation (hereinafter called "ISSUER" or the "COMPANY"), hereby promises to pay to the order of Palisade Concentrated Equity Partnership, L.P. and its successors and assigns (hereinafter called the "HOLDER"), at such address as the Holder may designate in writing to Issuer, the principal sum of Twenty Million Dollars ($20,000,000) plus all accrued interest owing hereunder in lawful money of the United States of America on or before the Maturity Date (as defined below) or an Interest Payment Date (as defined below), unless this Senior Secured Subordinated Convertible Note (the "NOTE") is converted by the Holder as set forth herein. For purposes of this Note, "MATURITY DATE" shall mean the earliest to occur of:
(i) the Issuer's receipt of an Acceleration Notice (as defined in Section 5 hereof) from the Holder in accordance with Section 5 hereof; (ii) the occurrence of an Insolvency Event (as defined in Section 5); and (iii) November 14, 2006.

         This Note is one of a duly authorized issue of 6% Senior Secured Subordinated Convertible Notes, due 2006 of the Company referred to in that certain Securities Purchase Agreement (the "PURCHASE AGREEMENT"), dated as of November 14, 2001, by and among the Company and the Investors listed on the signature pages thereto. The Notes are subject to the terms and conditions of the Purchase Agreement and capitalized terms not expressly defined herein shall have the meaning assigned to such terms in the Purchase Agreement.

         The Holder may, from time to time, convert the principal amount of this Note, or any portion thereof, into Common Stock, as more particularly set forth in Section 6 hereof.

                  Section 1. Interest.

                  (a) Subject to the further provisions of this Section 1, interest shall accrue on the unpaid principal amount of this Note at the rate of six percent (6%) per annum (the "INTEREST RATE") and shall be due and payable in immediately available funds semi-annually on each of May 14 and November 14 (the "INTEREST PAYMENT DATES"), beginning May 14, 2002 in an amount equal to $600,000, provided that the amount of such semi-annual interest payment shall be adjusted to reflect any reduction in the outstanding principal balance due hereunder or any change in the Interest Rate as provided herein. Interest shall be computed on the basis of a 360 day year for the actual number of days elapsed. Interest shall be paid by wire transfer on the applicable Interest Payment Date to an account designated by the Holder.
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                  (b) If an Event of Default shall have occurred, or upon
maturity, whether at stated maturity or by acceleration, the unpaid principal on this Note shall bear interest at the rate of twelve percent (12%) per annum, unless prohibited under applicable law (and if so prohibited then only to the extent not so prohibited), from the date on which it is due and payable or the date on which such Event of Default shall have occurred until such time as payment therefor is actually delivered to the Holder in accordance therewith or such Event of Default shall have been waived or cured.

                  (c) Provided that an Acceleration Notice has not been delivered hereunder in respect of an Event of Default hereunder, if a Registration Statement (as defined in the Registration Rights Agreement): (i) is not filed within the time periods set forth in any of Section 2(a)(i) through
Section 2(a)(iii), as the case may be, of the Registration Rights Agreement;
(ii) is not effective by the time set forth in any of Section 2(a)(i) through
Section 2(a)(iii), as the case may be, of the Registration Rights Agreement; or
(iii) is suspended, otherwise is not effective, or is not current for any reason for at least thirty (30) days during any period that it is to be effective and current as provided in any of Section 2(a)(i) through Section 2(a)(iii), as the case may be of the Registration Rights Agreement, the Interest Rate shall increase by one-half of one percent (0.50%) for each thirty (30) day period (or pro rata for any portion thereof): (x) during which the obligation to file a Registration Statement is not met; (y) during a period when a Registration Statement was to be declared effective; or (z) during a period when a Registration Statement was suspended, otherwise not effective or was not current; provided that the Interest Rate shall return to the original Interest Rate upon the satisfaction by the Issuer of its applicable obligation under
Section 2(a) of the Registration Rights Agreement. Such adjustment in the Interest Rate, if any, is liquidated damages and not a penalty, and shall be the sole monetary remedy available to the Holder for the failure of the Company to comply with Section 2(a) of the Registration Rights Agreement; provided, however, that if an Acceleration Notice has been delivered the interest rate under this Note shall be as provided in Section 1(b) hereof.

Anything contained in this Note to the contrary notwithstanding, the Holder does not intend to charge and the Company shall not be required to pay, interest or other charges in excess of the maximum rate permitted by applicable law. Any payments in excess of such maximum rate shall be refunded to the Company or credited against principal hereunder at the election of the Holder.

                  Section 2. Payment of Principal. The Company covenants and agrees that it will duly and punctually pay or cause to be paid the principal, plus all accrued interest thereon, with respect to this Note on the Maturity Date in immediately available funds by wire transfer to an account designated by the Holder.

                  Section 3. Mutilated, Defaced, Destroyed, Lost And Stolen
Notes.

                  (a) In case any temporary or definitive Note shall become mutilated, defaced or be apparently destroyed, lost or stolen, the Company shall execute and deliver a new Note, bearing a number not contemporaneously outstanding, in exchange and substitution for the mutilated or defaced Note. In every case the applicant for a substitute Note shall furnish to the Company such security or indemnity as the Company may reasonably require to indemnify and defend and to save it harmless and, in every case of destruction, loss or theft evidence to the Company's reasonable satisfaction of the apparent destruction, loss or theft of such Note and of the ownership thereof.


                                      -2-
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                  (b) Every substitute Note issued pursuant to the provisions of this Section 3 by virtue of the fact that any Note is apparently destroyed, lost, stolen or mutilated shall constitute an additional contractual obligation of the Company, whether or not the apparently destroyed, lost, stolen or mutilated Note shall be at any time enforceable by anyone, and shall be entitled to all the benefits of (but shall be subject to all the limitations of rights set forth in) this Note equally and proportionately with any and all other Notes duly authenticated and delivered by the Company.

                  (c) All Notes surrendered for payment, conversion, registration of transfer or exchange shall be delivered to the Company for cancellation, and no Notes shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Note. The Company shall destroy canceled Notes held by it and deliver a certificate of destruction to the Holder, unless otherwise required. If the Company shall acquire any of the Notes, such acquisition alone shall not operate as a redemption or satisfaction of the indebtedness represented by such Notes unless and until such indebtedness is satisfied in full.

                  Section 4. Prepayment.

                  (a) Optional Prepayment. Issuer may not prepay this Note, in whole or in part, prior to November 14, 2004 (the "INITIAL PREPAYMENT DATE"). Following the Initial Prepayment Date, Issuer may prepay all, or part, of the unpaid amounts of principal and accrued and unpaid interest due hereunder. In order to effect a prepayment pursuant to this Section 4(a), the Issuer shall deliver written notice (the "PREPAYMENT NOTICE") to the Holder not less than twenty (20) days prior to the date on which this Note shall be prepaid, by delivery in person, by certified or registered mail, return receipt requested, postage pre-paid, or by overnight delivery. The prepayment of amounts due hereunder shall occur on such date as the Issuer shall determine after the expiration of such twenty (20) day period, as provided in the Prepayment Notice.

                  (b) Holder Optional Prepayments. Notwithstanding the provisions of Section 4(a), above, the Issuer shall be required to prepay amounts due hereunder at the election of the Holder as provided in Section 4(d) as follows:

                           (i) Asset Sale Proceeds: The net after-tax cash
proceeds in excess of $500,000 received by the Issuer from the sale, transfer, assignment or other disposition (a "SALE") of any property or assets of Issuer or any of its Subsidiaries (as defined in the Purchase Agreement) in one or any series of transactions, other than from the Sale of: (A) assets to Armor Holding, Inc.; or (B) O'Gara-Hess & Eisenhardt CIS, O'Gara Laura Automotive, O'Gara Security Systems, Inc., O'Gara Philippines, Inc. and Risk Company B, Inc., shall be used to prepay amounts due hereunder following the Sale of such assets or property by the Issuer in the event that the Holder has elected to require the prepayment of this Note as provided in Section 4(d) hereof upon the happening of such event. Issuer shall notify Holder in writing not less than twenty (20) days prior to the date on which any such Sale is to be consummated.

                           (ii) Insurance/Condemnation Proceeds. The net cash
proceeds in excess of $250,000 determined in accordance with U.S. generally accepted accounting principles (after any reduction for legal, accounting, investment banker or other professional fees) received by the Issuer or any Subsidiary under any casualty insurance policy maintained by the Issuer or any Subsidiary, or received as a result of the taking of any assets of Issuer or any Subsidiary pursuant to the power


                                      -3-
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of eminent domain or condemnation, shall be used to prepay amounts due hereunder in the event that the Holder has elected to require the prepayment of this Note as provided in Section 4(d) hereof upon the happening of such event, provided, however, that Issuer shall have one hundred twenty (120) days from the date of receipt thereof to use such insurance or condemnation proceeds to replace or repair the property or assets in respect of which such amounts were paid to Issuer. Issuer shall notify the Holder in writing within three (3) days of the date on which the Issuer incurs any loss covered by any policy of insurance or is notified of any condemnation or other taking action in respect of the property or assets of Issuer.

                           (iii) Proceeds of Equity Offerings: The net cash
proceeds received from the issuance of equity securities of Issuer or any Subsidiary determined in accordance with U.S. generally accepted accounting principles (after any reduction for legal, accounting, investment banker or other professional fees, commissions, discounts or expenses) in one or any series of transactions including, without limitation, any securities that are exercisable or exchangeable for, or convertible into, equity securities of Issuer, shall be used to prepay amounts due hereunder in the event that the Holder has elected to require the prepayment of this Note as provided in Section 4(d) hereof upon the happening of such event, provided that the proceeds from the exercise of any options issued pursuant to Issuer's employee option plans shall be excluded from the provisions of this Section 4(b)(iii). Issuer shall notify the Holder in writing not less than fifteen (15) days prior to the date on which any such equity offering is to be consummated.

                  (c) Payments. Any prepayments pursuant to the provisions of this Section 4 shall be applied first to any fees or expenses owed by Issuer to the Holder hereunder, then to any accrued but unpaid interest and then to the principal balance then outstanding. Payments shall be made pari passu to all Holders of Notes in proportion to the principal amount due pursuant to each such Note. All prepayments shall be by wire transfer to an account designated by the Holder.

                  (d) Election of Holder. Upon the receipt by the Holder of notice from the Company of the intention of the Company to consummate any of the events referred to in Section 4(b) hereof or the occurrence of any of such events, as the case may be, the Holder shall have five (5) days after such receipt to forward to the Company in writing a notice that the Holder desires to have the proceeds from such event, determined in accordance with Section 4(b) hereof, used to prepay this Note. In the event that such notice is not provided by the Holder to the Company, the Company shall not prepay this Note. Each holder of a Note shall have the right to decide for itself whether the Company shall be required to prepay such holder's Note, irrespective of the decision of any other holder of a Note. Any amounts to be prepaid at the option of the Holder hereunder shall be paid to the Holder by the Issuer as provided herein, within three (3) Business Day (as defined below) of the receipt by the Company of the proceeds described in Section 4(b) hereof, except as otherwise provided in Section 4(b) hereof.

                  Section 5. Events of Default; Acceleration of Maturity. If one or more of the following events (the "EVENTS OF DEFAULT" and each an "EVENT OF DEFAULT") (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) shall have occurred:


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                  (a) a default in the payment of all or any part of the
principal or interest due under this Note as and when the same shall become due and payable, at maturity, within three (3) days of an Interest Payment Date, by declaration as permitted hereunder, upon acceleration or otherwise;

                  (b) a failure to observe any covenant set forth herein (including the failure to issue Common Stock (as defined below) upon conversion of this Note in accordance with the terms hereof) or in the Purchase Agreement, the Registration Rights Agreement (as defined in the Purchase Agreement), the Security Agreement (as defined in the Purchase Agreement), or the Pledge Agreement (as defined in the Purchase Agreement) for a period of ten (10) Business Days; or

                  (c) a breach by Issuer or any Subsidiary of its obligations under any other agreement, contract, arrangement, instrument or commitment, oral or written, including obligations for indebtedness to which Issuer or any Subsidiary is subject, where any such breach may involve claims against Issuer or any Subsidiary in excess of One Hundred Thousand Dollars ($100,000) individually or Five Hundred Thousand Dollars ($500,000) in the aggregate; or

                  (d) a judgment or order for the payment of money shall be rendered against Issuer or any Subsidiary in excess of One Hundred Thousand Dollars ($100,000) individually or Five Hundred Thousand Dollars ($500,000) in the aggregate for all such judgments or orders, and such judgment or order shall continue unsatisfied and unstayed for a period of twenty (20) days, or there shall be any period of thirty (30) consecutive days following entry of such judgment or order during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or;

                  (e) Issuer shall have applied for or consented to the appointment of a custodian, receiver, trustee or liquidator, or other court-appointed fiduciary of all or a substantial part of its properties; or a custodian, receiver, trustee or liquidator or other court appointed fiduciary shall have been appointed with the consent of Issuer; or Issuer is generally not paying its debts as they become due by means of available assets or is insolvent, or has made a general assignment for the benefits of its creditors; or Issuer files a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with its creditors or seeking to take advantage of any insolvency law, or an answer admitting the material allegations of a petition in any bankruptcy, reorganization or insolvency proceeding or has taken action for the purpose of effecting any of the foregoing; or if, within sixty (60) days after the commencement of any proceeding against Issuer seeking any reorganization, rehabilitation, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Federal bankruptcy code or similar order under future similar legislation, the appointment of any trustee, receiver, custodian, liquidator, or other court-appointed fiduciary of Issuer or of all or any substantial part of its properties or assets, such order or appointment shall not have been vacated or stayed on appeal or if, within sixty
(60) days after the expiration of any such stay, such order or appointment shall not have been vacated (all such events, collectively "INSOLVENCY EVENTS"); or

                  (f) any representation, warranty or certification made by Issuer in the Purchase Agreement or in any certificate, financial statement or other document delivered to Holder shall prove to have been incorrect in any material respect when made; or


                                      -5-
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                  (g) the Common Stock shall be delisted from Nasdaq or shall be suspended from trading on Nasdaq without resuming trading and/or being relisted thereon or having such suspension lifted, as the case may be, within five (5) Business Days; or

                  (h) for more than fifteen (15) consecutive Business Days or thirty (30) Business Days in any twelve (12) month period, the Company fails to file a Registration Statement (as defined in the Registration Rights Agreement) for the Notes and/or the Shares or the Additional Note Shares (as defined in the Registration Rights Agreement) within the times provided in the Registration Rights Agreement, or after the initial effectiveness of any such Registration Rights Agreement and prior to the expiration of the Company's obligation to keep the Registration Statement effective and current as required under the Registration Rights Agreement, such Registration Statement lapses in effect or sales of all of the Registrable Securities (as defined in the Registration Rights Agreement) otherwise cannot be made thereunder (by reason of the Company's failure to amend or supplement the Prospectus included therein in accordance with the Registration Rights Agreement); or

                  (i) there shall have been an acceleration of amounts due under the Senior Debt; or

                  (j) there shall have been a Change in Control of Issuer (as defined in the Purchase Agreement).

then, in each and every such case (other than an Event of Default specified in Section 5(e) hereof), the Holder by notice in writing to Issuer (the "ACCELERATION NOTICE") may declare the entire principal of and the entire accrued interest on the Note owned by the Holder to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable. If an Event of Default specified in Section 5(e) occurs, the principal of and any accrued interest on the Note shall become and be immediately due and payable without any declaration or other act on the part of the Holder.

Upon the occurrence of any Event of Default, the Holder may, in addition to declaring all amounts due hereunder to be immediately due and payable, pursue any available remedy, whether at law or in equity. If an Event of Default occurs, Issuer shall pay to the Holder the reasonable attorney fees and disbursements and all other out-of-pocket costs incurred by the Holder in order to collect amounts due and owing under this Note or otherwise to enforce the Holder's rights and remedies hereunder.

No delay or omission of the Holder in exercising any right or power accruing upon any Event of Default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any such Event of Default or an acquiescence therein; and every power and remedy given by this Note or by law may be exercised, from time to time, and as often as shall be deemed expedient, by the Holder.

"BUSINESS DAY" means any day except a Saturday, Sunday or other day on which commercial banks in the state of New York are closed or authorized by law to close.

                  Section 6. Conversion. Subject to the provisions of Section 6(h) hereof, the Holder may, at any time prior to the earlier of one (1) Business Day prior to the Maturity Date or the Business Day immediately prior to the prepayment of this Note by Issuer in accordance with the


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terms of Section 4 hereof, convert all or a portion of the principal then outstanding under this Note into fully paid and non-assessable shares of Issuer's Common Stock, $.01 par value (the "COMMON STOCK"), at the Conversion Price (as defined below) per share. Such conversion shall be effected by the Holder by sending a written "NOTICE OF CONVERSION" (which notice shall specify the outstanding principal which is being converted and the number of shares of Common Stock to be received upon such conversion) and this Note to Issuer for cancellation and issuance of the number of shares of Common Stock (or such other securities issuable upon conversion of this Note) into which this Note is being converted. Any and all amounts of accrued but unpaid interest upon conversion of principal amounts due hereunder shall be paid in cash by Issuer to Holder at the next scheduled Interest Payment Date. As soon as possible, but not less than five (5) days, after receipt of a Notice of Conversion from Holder, subject to the provisions of Section 6(h) hereof, Issuer shall issue a certificate to Holder representing a number of shares of Common Stock (or such other securities issuable upon conversion of this Note) issuable upon conversion of this Note in accordance with the Holder's Notice of Conversion equal to the principal amount being converted divided by the then effective Conversion Price. In the event this Note is being converted in part, a replacement Note representing the unconverted portion of this Note shall be delivered to the Holder. Upon conversion of this Note, only whole shares of Common Stock (or any other securities issuable upon conversion of this Note) shall be issued. Any remainder due hereunder which is insufficient to purchase a whole share of Common Stock (or any other securities issuable upon conversion of this Note) shall be paid by Issuer in cash. The initial Conversion Price is $10.80 (the "CONVERSION PRICE"), which Conversion Price and the amount and kind of securities issuable upon conversion of this Note shall be subject to adjustment from time to time in accordance with the provisions of this Section 6.

                  (a) Adjustments to Conversion Price.

                           (i) Subdivision or Combination of Common Stock. In
case Issuer shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased. In the case of any such subdivision, no further adjustment shall be made pursuant to this Section 6(a) by reason thereof.

                           (ii) Reorganization or Reclassification. If any
capital reorganization or reclassification of the capital stock of Issuer (other than in connection with a merger or reorganization, which is covered by (iii) below) shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, properties or assets (including cash) with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby the Holder shall thereupon have the right to receive upon the conversion of this Note, upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of this Note, such shares of stock, securities, property or assets (including cash) as may be issued or payable with respect to or in exchange for the shares of Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holder to the end that the provisions hereof (including without limitation provisions


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for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

                           (iii) Mergers and Consolidations. If the Issuer shall
merge or consolidate with or into any other Person, then the Holder shall have the right to receive upon conversion of this Note, upon the terms and conditions specified therein, and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of this Note, such shares of stock, securities, property or assets (including cash) as may be issued or payable with respect to or in exchange for the shares of Common Stock immediately theretofore receivable upon such conversion had the Holder converted this Note immediately prior to such merger or consolidation.

                           (iv) Adjustment of Conversion Price upon Issuance of
Common Stock below the Conversion Price. If and whenever Issuer shall issue or sell, or is, in accordance with Section 6(a), deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the Conversion Price shall be reduced to the price determined by dividing: (a) an amount equal to the sum of (1) the number of shares of Common Stock outstanding immediately prior to such issue or sale multiplied by the then existing Conversion Price and (2) the consideration, if any, received or deemed to be received by Issuer upon such issue or sale (the "CONSIDERATION"), by (b) the total number of shares of Common Stock outstanding immediately after such issue or sale.

         For purposes of this Section 6(a), the following Sections 6(a)(i) to
(xi) shall also be applicable:

                           (v) Issuance of Rights or Options. In case at any
time Issuer shall in any manner grant any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called "OPTIONS" and such convertible or exchangeable stock or securities being called "CONVERTIBLE SECURITIES"), whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which the Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing: (A) the sum (which sum shall constitute the applicable Consideration) of: (x) the total amount, if any, received or receivable by Issuer as consideration for the granting of such Options, plus (y) the minimum aggregate amount of additional consideration payable to Issuer upon the exercise of all such Options, plus (z), in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of

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such Convertible Securities and thereafter shall be deemed to be outstanding.
Except as otherwise provided in Section 6(a)(vii), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

                           (vi) Issuance of Convertible Securities. In case
Issuer shall in any manner issue or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which the Common Stock issuable upon such conversion or exchange (determined by dividing (A) the sum (which sum shall constitute the applicable Consideration) of (x) the total amount received or receivable by Issuer as consideration for the issue or sale of such Convertible Securities, plus (y) the minimum aggregate amount of additional consideration, if any, payable to Issuer upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that (1) except as otherwise provided in Section 6(a)(vii), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and (2) no further adjustment of the Conversion Price shall be made by reason of the issue or sale of Convertible Securities upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Conversion Price have been made pursuant to other provisions of this Section 6(a).

                           (vii) Change in Option Price or Conversion Rate. Upon
the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in Section 6(a)(v), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Sections 6(a)(v) or (vi), or the rate at which Convertible Securities referred to in Sections 6(a)(v) or (vi) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, without duplication changes under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment the Conversion Price then in effect hereunder is thereby reduced; and on the termination of any such Option or any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued.

                           (viii) Stock Dividends. Subject to Section 6(a)(i),
in case Issuer shall declare a dividend or make any other distribution upon any stock of Issuer (other than the Common Stock) payable in Common Stock, Options or

Convertible Securities, then any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

                           (ix) Consideration for Stock. In case any shares of
Common Stock, Options or Convertible Securities shall be issued or sold for cash, the Consideration received therefor shall be deemed to be the amount received by Issuer therefor, before deduction therefrom of any expenses incurred or any underwriting or broker fees, commissions or concessions paid or allowed by Issuer in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a Consideration other than cash, the amount of the Consideration other than cash received by Issuer shall be deemed to be the fair value of such Consideration as determined in good faith by the Board of Directors of Issuer, before deduction of any expenses incurred or any underwriting or broker fees, commissions or concessions paid or allowed by Issuer in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of Issuer, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of Issuer.

                           (x) Record Date. In case Issuer shall take a record
of the holders of its Common Stock for the purpose of entitling them: (A) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be. Notwithstanding the foregoing, no anti-dilution adjustment shall be effected with respect to any transaction for which a record date is set by Issuer if the transaction is abandoned by Issuer prior to the time such transaction becomes effective.

                           (xi) Treasury Shares. The number of shares of Common
Stock outstanding at any given time shall not include shares owned or held by or for the account of Issuer or any of its Subsidiaries, and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purpose of this Section 6(a).

                  (b) Certain Issues of Common Stock Excepted. Anything herein to the contrary notwithstanding, Issuer shall not be required to make any adjustment of the Conversion Price in the case of the issuance from and after the date of this Note of (i) Options to purchase shares of Common Stock pursuant to one or more stock option plans of Issuer approved by the Board of Directors of Issuer, (ii) shares of Common Stock issuable upon the exercise of Options described in clauses (i) above, (iii) shares of Common Stock issuable upon exercise of Options or conversion or exchange of Convertible Securities outstanding on the date hereof, (iv) shares of Common Stock or other securities of Issuer pursuant to Sections 6(a)(i) or (ii), (v) shares of Common Stock issuable upon conversion of this Note, and (vi) shares of Common Stock issued pursuant to the Company's benefit plans.

                  (c) Notice of Adjustment. Upon any adjustment of the Conversion Price, then and in each such case Issuer shall give prompt written notice thereof (but in no event in less than ten (10)

Business Days), by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, addressed to the Holder at the address of the Holder, as provided to Issuer, which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method upon which such calculation is based.

                  (d) Due Issuance of Shares Upon Conversion. Issuer covenants and agrees that all shares of Common Stock or any such other securities which may be issued upon any whole or partial conversion of this Note will, upon issuance, be validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof.

                  (e) Stock to be Reserved. Issuer will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of this Note as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion hereof. Issuer covenants that, to the extent permitted by law, it will from time to time take all such action as may be required to assure that the par value per share of the Common Stock is at all times equal to or less than the Conversion Price in effect at the time. Issuer will not take any action that results in any adjustment of the Conversion Price if the total number of shares of Common Stock issued and issuable after such action upon conversion of this Note would, when added to the number of shares of Common Stock then reserved for issuance, exceed the total number of shares of Common Stock then authorized by Issuer's Certificate of Incorporation.

                  (f) Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of this Note shall be made without charge to the Holder for any issuance tax in respect thereof, provided that Issuer shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the Holder.

                  (g) Closing of Books. Issuer will at no time close its transfer books against the transfer of any shares of Common Stock issued or issuable upon the conversion of the Note in any manner which interferes with the timely conversion of such Note, except as may otherwise be required to comply with applicable securities laws.

                  (h) Stockholder Approval.

                           (i) Notwithstanding anything to the contrary
contained herein, if (x) the Common Stock is listed for trading on the Nasdaq or the Nasdaq SmallCap Market, and (y) the Company shall not have previously obtained the vote of stockholders (the "STOCKHOLDER APPROVAL"), if any, as may be required by the applicable rules and regulations of the Nasdaq Stock Market (or any successor entity) to approve the issuance of shares of Common Stock in excess of the Issuable Maximum (as defined below) in a private placement whereby shares of Common Stock are deemed to have been issued at a price that is less than the greater of book value or fair market of the Common Stock, then the maximum number of shares of Common Stock issuable upon conversion of Notes that are issued pursuant to the Purchase Agreement, at a Conversion Price that is less than the initial Conversion Price hereunder, is 4,503,492, subject to adjustment as a result of stock splits, combinations, reclassifications and other similar events (such number of shares of Common Stock being the "ISSUABLE MAXIMUM"). If on any conversion date, the Company would be required to issue a number of shares of Common Stock that, when added to all other shares of Common Stock previously issued in respect of conversions of Notes would exceed the Issuable Maximum, then the Company shall issue to the Holder upon such a conversion a number of shares of Common Stock equal to the Issuable Maximum and, with respect to the remainder of the principal amount of Notes, if any, then held by such Holder for which a conversion in accordance with the Conversion Price would result in an issuance of shares of Common Stock in excess of the Issuable Maximum (the "EXCESS PRINCIPAL"), the Company shall have the option, exercisable by written notice to the Holders delivered within seven (7) days after the triggering conversion date, to use its reasonable commercial efforts to obtain the Stockholder Approval applicable to such issuance (without penalty or stepped up interest unless such Stockholder Approval is not obtained in a timely fashion hereunder) as soon as possible, but in any event not later than the 90th day after the date of such notice. If the Company does not deliver timely a notice of its election to seek the Stockholder Approval under this Section 6(h) or shall, if it shall have delivered such a notice, fail to obtain the Stockholder Approval in the time period provided in the immediately prior sentence, then the Holders representing a majority in principal amount of Notes shall have the option to declare any such notice by the Company, if given, to be null and void ab initio, and require the Company to pay cash to the Holders in an amount equal to the sum of (1) 130% of the Excess Principal and (2) all other amounts, accrued and unpaid interest, costs, expenses and liquidated damages due in respect of such Notes, which amounts shall be due within thirty (30) days of the declaration by the requisite number of Holders to exercise the right provided in this sentence. Interest shall accrue on the amounts due under this Section 6(h), if any, at the rate of twelve percent (12%) per annum commencing the conversion date that would result in the issuance of shares of Common Stock in excess of the Issuable Maximum but for the provisions hereof, and shall continue to accrue until such amounts, plus all such accrued interest, shall have been paid in full.

                           (ii) In addition to, and not in limitation of the
provisions of Section 6(h)(i) hereof, the Company shall not consummate any transaction which provides for the issuance of any of its shares of capital stock if such transaction would adjust the number of shares of Common Stock issuable upon conversion of the Notes pursuant to the provisions of Section 6(a)(iv) of the Notes and such adjustment would, in the reasonable judgment of the Investors (as defined in the Purchase Agreement) until such time as no Investor is a holder of Notes and after such time then in the reasonable judgment of the Required Investors, following consultation with Ohio counsel by such holders, cause the provisions of Ohio General Corporation Law, Section 1701.831, or any successor statute thereto, to be triggered unless (A) the written consent of the holders of the Notes shall have been previously obtained with the Company notifying the Holder in writing not less than fifteen (15) days prior to the date on which any such transaction is to be consummated, (B) the Company shall have obtained a written opinion of Ohio counsel reasonably satisfactory to the Investors until such time as no Investor is a holder of Notes and after such time then in the reasonable judgment of the Required Investors that the provisions of Ohio General Corporation Law, Section 1701.831, or any successor statute thereto, would not be triggered by such adjustment of the Conversion Price under the Notes in connection with such transaction, or (C) the Company, at the Company's sole expense, shall have obtained stockholder approval in compliance with the provisions of Ohio General Corporation Law,
Section 1701.831, or any successor statute thereto, with regard to the issuance of shares of Common Stock under the Notes.

                  Section 7. Subordination. The Company hereby agrees, and the Holder of this Note by its acceptance agrees, that the payment of the principal of and interest on this Note is hereby expressly made subordinate and junior in right of payment, to the extent set forth in this Section 7, to the prior payment in full of all Senior Debt (as defined below) of the Company, whether such Senior Debt, except as provided below, is incurred prior to, on or after the date hereof:

                  (a) (i) In the event of any Insolvency Event or other similar proceedings relative to the Company or to any of the property of the Company, or in the event of any proceedings for voluntary liquidation, dissolution, or other winding-up of the Company, whether or not involving insolvency or bankruptcy, then the holders of Senior Debt shall be entitled to receive payment in full in cash of all principal of and interest on all Senior Debt before the Holder of this Note shall be entitled to receive any payment on account of principal or interest on this Note, and to that end the holders of Senior Debt shall be entitled to receive for application in payment thereof any payment or distribution of any kind or character, whether in cash or property or securities, which may be payable or deliverable in any such proceedings in respect to this Note.

                           (ii) During the continuance of any event of default
with respect to the Senior Debt, as such event of default is defined under the Senior Debt or in any agreement pursuant to which the Senior Debt has been issued, permitting the holder or holders of the Senior Debt to accelerate the maturity thereof, no payment shall be made by the Company, directly or indirectly, with respect to principal of or interest on this Note for 180 days following notice in writing to the Company, from any holder or holders of the Senior Debt or their representative or representatives, that such an event of default has occurred and is continuing, unless such event of default has been cured or waived or the Senior Debt has been paid in full; provided, however, if the maturity of the Senior Debt is accelerated, no payment may be made on this Note until the Senior Debt has been paid in full or such acceleration has been cured or waived. For purposes of this Section 7(a)(ii), such notice shall be deemed to include notice of all other events of default under the Senior Debt, which are continuing at the time of the event of default specified in such notice. The provisions of this Section 7(a)(ii) shall apply only to one such notice given in any period of six (6) consecutive months.


                  (b) In the event that this Note is declared due and payable before its expressed maturity because of the occurrence of an Event of Default hereunder (under circumstances when the provisions of Section 7(a) above shall not be applicable), and within ninety (90) days of such declaration, the holders of the Senior Debt accelerate the indebtedness evidenced by such Senior Debt, the holders of all Senior Debt shall be entitled to receive payment in full of all principal and interest on all Senior Debt (including any such interest which may accrue after the commencement of any proceedings referred to in Section 7(a) above) before the Holder of this Note shall receive any further payment on account of the principal of or premium, if any, on this Note.

                  (c) Unless an event described in Section 7(a) or (b) above shall occur, principal of and accrued interest on this Note shall be payable as provided herein; and in the event the payment is suspended as provided in
Section 7(a) or (b) above, any amount previously received by the Holder hereof prior to the effective date of such event and payable to the Holder in accordance with the terms hereof shall be and remain the property of the Holder, the subordination provisions being intended only to affect payments due after an event described in Section 7(a) or (b) above.

                  (d) In case cash, securities or other property otherwise payable or deliverable to the Holder of this Note shall have been applied pursuant to the provisions of this Note to the payment of Senior Debt in full, then and in each such case, the holder or holders of the Senior Debt at the time any payments or distributions are received by such holder(s) of Senior Debt in excess of the amount sufficient to pay all Senior Debt in full, (i) shall pay over such excess to the Holder of this Note and (ii) the Holder of this Note shall be subrogated to any rights of any holder(s) of Senior Debt to receive any further payments or distributions applicable to the Senior Debt, until this Note shall have been paid in full.

                  (e) The provisions of this Section 7 are for the purpose of defining the relative rights of the holders of Senior Debt and the Holder of this Note against the Company and its property. Nothing herein shall impair, as between the Company and the Holder of this Note, the obligation of the Company, which is unconditional and absolute, to pay to the Holder the principal and interest in accordance with the terms and the provisions hereof; nor shall anything herein prevent the Holder of this Note from exercising all remedies otherwise permitted by applicable law or hereunder upon default under this Note, subject to the rights, if any, under this Section 7 of holders of Senior Debt to receive cash, property, stock or obligation otherwise payable or deliverable to the Holder of this Note. Nor shall anything herein impair the right of the Company to convert the interest and principal due hereunder into shares of capital stock of the Company in accordance with Section 6 hereof.

                  (f) "SENIOR DEBT" means the principal of, interest on and, if applicable, any premium on (i) the indebtedness of the Company under the Line of Credit (as defined in the Purchase Agreement), and (ii) any deferrals, renewals, refinancings or extensions of any of the foregoing.

                  (g) The Holder agrees to enter into such form of subordination agreement as any holder of Senior Debt may reasonably request, which form of subordination agreement shall be reasonably satisfactory to the Holder.

                  Section 8. Miscellaneous.

                  (a) Notices. All notices and other communications provided for or permitted hereunder shall be made as set forth in Section 8.4 of the Purchase Agreement.

                  (b) Amendments. The term "Note," shall mean this instrument as originally executed or, if later amended or supplemented, then, as so amended or supplemented. This Note may only be amended by a written agreement executed by Issuer and the Holder.

                  (c) Binding Effect; Assignability. This Note shall be binding upon Issuer, its successors and its assigns, and shall inure to the benefit of Holder, its successors and its assigns. This Note is transferable or assignable by the Holder or any transferee of the Holder only to an Affiliate or a partner, or an heir, administrator, executor or successor of the Holder or to any unaffiliated "accredited investor" (as defined in Regulation D); provided that such transfer or assignment is made in compliance with the 1933 Act and any applicable state and foreign securities laws.

                  (d) Governing Law; Jurisdiction; Venue. This Note shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof. The Issuer and the Holder hereto irrevocably submit to the co-exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Note. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices hereunder. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

                  (e) Effect of Headings. The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

                  (f) No Rights As Stockholder. This Note shall not entitle the Holder to any rights as a stockholder of Issuer, including without limitation, the right to vote, to receive dividends and other distributions unless and to the extent converted into shares of Common Stock in accordance with the terms hereof.

                  (g) Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

                  (h) Acceptance of Note. By accepting this Note, the Holder represents and warrants to the Issuer that it is acquiring this Note and the Shares into which this Note is convertible, for the Holder's own account, not as nominee or agent, and not with a view to the resale or other transfer or distribution of the Note or the Shares or any portion thereof or interest therein in violation of the 1933 Act, and the Holder will not sell, grant any participation in, or otherwise transfer or distribute the Note or the Shares or any portion thereof or interest therein in violation of the 1933 Act. By accepting this Note, the Holder agrees that until the earlier of: (x) registration for resale pursuant to the Registration Rights Agreement; or (y) the time when the Notes and/or the Shares, as the case may be, may be sold pursuant to Rule 144(k), certificates evidencing such Notes and/or Shares, as the case may be, may bear the following or any substantially similar legend:

                  "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR EXEMPTION FROM REGISTRATION UNDER THE FOREGOING LAWS".

Upon the earlier of: (i) registration for resale pursuant to the Registration Rights Agreement and receipt by the Issuer of the Holder's written confirmation that such securities will not be disposed of except in compliance with the prospectus delivery requirements of the 1933 Act; and (ii) Rule

144(k) becoming available, the Company shall, upon the Holder's written request, promptly cause certificates evidencing the Notes and/or the Shares to be replaced with certificates which do not bear such restrictive legends.

         IN WITNESS WHEREOF, Issuer has caused this Note to be signed in its name by its duly authorized officer and its corporate seal to be affixed hereto.


                                    KROLL INC.



                                    By:
                                       --------------------------------------